Exhibit 99.1

FOR IMMEDIATE RELEASE	May 4, 2006

PROPEX FABRICS INC. ANNOUNCES CFO TRANSITION

Chattanooga, TN, May 4, 2006 — Propex Fabrics Inc. (the “Company”) announces that its current Chief Financial Officer, Mr. Philip Barnes, will be leaving the Company on January 1, 2007. During the remainder of the year, Mr. Barnes will work to establish certain global finance functions, including external reporting, SOX compliance and treasury management functions, at the Company’s new Chattanooga, Tennessee headquarters location. In 2007, Mr. Barnes will be succeeded by Mr. Lee McCarter, who was the Chief Financial Officer under Mr. Joseph F. Dana at SI Corporation, which was acquired earlier this year.

Mr. McCarter, who has over 15 years experience with domestically and internationally based companies in senior financial and operational leadership positions, joined SI Corporation in September of 2000 and played a significant role in increasing shareholder value via the strengthening of the balance sheet and earnings improvements as the Company focused on the diversification of its product lines and operational improvements.

Mr. Dana said, “We are looking forward to Mr. McCarter’s leadership in driving increases in shareholder value as we consolidate operations at the Company’s new Tennessee headquarters.

Propex Board Chairman George W. Henderson III said, “The entire Propex Board expresses its appreciation to Mr. Barnes for his leadership and substantial contributions to the Company. We are appreciative of his willingness to remain as CFO through yearend in order to help transition the financial functions at the Company’s new Tennessee headquarters.” Thereafter, Mr. Barnes will remain a consultant to the Company.

Propex is the world’s largest independent producer of primary and secondary carpet backing, and a leading manufacturing and marketer of woven and nonwoven polypropylene fabrics and fibers used in geotextile and a variety of other industrial applications.

Contact: Philip D. Barnes, Chief Financial Officer